UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C., 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date Of Report (Date Of Earliest Event Reported): March 23, 2005

                             THE ALPINE GROUP, INC.

                        Commission File Number: 000-02249

          Delaware                                       22-1620387
(State or Other Jurisdiction of            (I.R.S. Employer Identification  No.)
Incorporation or Organization)

                              One Meadowlands Plaza
                        East Rutherford, New Jersey 07073

                                 (201) 549-4400


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17CFR240.13c-4(c))

Item 2.05 Costs Associated With Exit or Disposal Activities

      (a) On March 23, 2005, Essex Electric Inc. ("EEI"), a majority owned subsidiary of the registrant, announced that it had determined to cease production at and permanently close its Anaheim, California manufacturing facility on or about April 29, 2005 and June 30, 2005, respectively. In this connection, EEI will permanently lay off and terminate the employment of all its employees at this facility. The closure coincides with EEI's long-term strategic initiatives and follows the sale by EEI of the Anaheim facility in September 2003 and the expiration on June 30, 2005 of its lease arrangement with the purchaser. EEI intends to continue to support its western-based domestic customers through its recently enlarged Florence, Alabama facility and its Ontario, California distribution center.

      (b) A current estimate of the total amounts expected to be incurred in connection with each major type of cost associated with the above-described action is set forth below:

                1.  Employee related costs ......  $700,000
                2.  Freight costs ...............  $350,000
                3.  Facility exit costs .........  $400,000
                4.  Transition costs ............  $250,000


      (c) A current estimate of the range of amounts expected to be incurred in connection with the above described action is between approximately $1.7 to $2.0 million.

      (d) The current estimate of the range of amounts of the charge that will result in future cash expenditures is between approximately $1.5 to $2.0 million.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

         Date:  March 29, 2005

                                         THE ALPINE GROUP, INC.


                                         By: /s/ DAVID A. OWEN
                                                -------------------------
                                                David A. Owen
                                                Chief Financial Officer